As filed with the Securities and Exchange Commission on August 8, 2007

Registration No. 333-143928

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Amendment No. 1
To
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

BIG DOG HOLDINGS, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	52-1868665
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

121 Gray Avenue
Santa Barbara, CA 93101
(805) 963-8727
(Address, Including Zip Code, and Telephone Number, Including Area Code,
of Registrant’s Principal Executive Offices)

Anthony J. Wall
Executive Vice President and General Counsel
Big Dog Holdings, Inc.
121 Gray Avenue
Santa Barbara, CA 93101
(805) 963-8727; Fax: (805) 962-9460
(Name, Address, Including Zip Code, and Telephone Number, Including
Area Code, of Agent For Service)

Copies to:
Jocelyn M. Arel
Ryan A. Murr
Goodwin Procter LLP
Exchange Place
53 State Street
Boston, MA 02109
(617) 523-1000
Fax: (617) 523-1231

Approximate Date of Commencement of Proposed Sale to the Public:
From time to time after this Registration Statement becomes effective.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities, in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED AUGUST 8, 2007

PROSPECTUS

BIG DOG HOLDINGS, INC.
1,027,777 Shares

Common Stock

We issued $18.5 million aggregate principal amount of 8.375% convertible notes due 2012 in a private placement on April 3, 2007. The notes are initially convertible into 1,027,777 shares of our common stock, based on a conversion price of $18.00.  Pursuant to the convertible note purchase agreements entered into by us in connection with the issuance of the notes, we agreed to register for resale the shares of our common stock issuable upon conversion of the notes.

This prospectus may be used by selling stockholders named in this prospectus to offer and sale, each for their own accounts, the shares of our common stock issuable upon conversion of the notes. We will not receive any of the proceeds from the sale of these shares. All expenses of registration incurred in connection with this offering are being borne by us, but all selling and other expenses incurred by the selling stockholders will be borne by the selling stockholders. None of the shares offered pursuant to this prospectus have been registered prior to the filing of the registration statement of which this prospectus is a part.

Our common stock is quoted on The NASDAQ Global Market under the symbol “BDOG.” On August 7, 2007, the last sale price of our common stock as reported on The NASDAQ Global Market was $15.90 per share.

Investing in our common stock is highly speculative and involves a high degree of risk. You should consider carefully the risks and uncertainties in the section entitled “Risk Factors” beginning on page 3 of this prospectus and in the documents we file with the Securities and Exchange Commission that are incorporated by reference in this prospectus before making a decision to purchase our common stock.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is August 8, 2007.

You should rely only on the information contained or incorporated by reference in this prospectus or any applicable supplement. We have not authorized anyone else to provide you with different information. This prospectus is neither an offer to sell nor a solicitation of an offer to buy any securities other than those registered by this prospectus, nor is it an offer to sell or a solicitation of an offer to buy securities where an offer or solicitation would be unlawful. Neither the delivery of this prospectus, nor any sale made under this prospectus, means that the information contained in this prospectus is correct as of any time after the date of this prospectus.

Unless the context otherwise requires, the terms “we,” “us,” “our” and the “Company” refer to Big Dog Holdings, Inc., a Delaware corporation, and its subsidiaries.

i

BIG DOG HOLDINGS, INC.

Big Dog Holdings, Inc. is the parent company of two retail chains, Big Dog USA, Inc. (Big Dogs) and The Walking Company (TWC). We develop, market and retail a branded, lifestyle collection of unique, high-quality, popular-priced consumer products, including active wear, casual sportswear, accessories and gifts for men and women of all ages. TWC is the world’s leading specialty retailer of authentic comfort footwear and accessories.

Our Big Dogs products were first sold in 1983 and operations remained limited through 1992 when the current controlling stockholders acquired the BIG DOGS® brand and related assets. Following the acquisition of Big Dogs, we initiated a strategy of leveraging the brand through dramatic expansion of the Big Dogs’ product line and rapid growth in our retail stores. The number of Big Dogs stores grew from five in 1993 to a peak of 231 in 2001 and has subsequently been reduced to 145 in March, 2007. After early years of rapid growth, Big Dogs has reached a level of maturity in the number of stores and breadth of products. In recent years we have focused on profitability and brand management for Big Dogs.

In March 2004, through a newly-formed subsidiary, we acquired substantially all of the assets of TWC out of bankruptcy. TWC is the world’s leading specialty retailer of authentic comfort footwear, operating 151 specialty stores as of December 31, 2006 in premium malls across the nation. TWC sells high-quality, technically designed comfort footwear and accessories for men and women from leading comfort brands from around the world. During 2005, we added to the TWC chain through the acquisition of Footworks. Footworks operated a chain of seven comfort footwear stores in strategic locations, including several high profile locations on the Las Vegas Strip. Substantially all of such stores were converted to TWC stores. During 2006, we acquired the assets of Steve’s Shoes, Inc. out of bankruptcy. Steve’s Shoes, Inc. operated a chain of footwear stores, featuring a wide variety of brands (including some comfort brands) throughout the US under the names Steve’s Shoes, Overland Trading Company and Sole Outdoor. As a result of this acquisition, TWC acquired 37 stores.

Our principal office is located at 121 Gray Avenue, Santa Barbara, California 93101 and the phone number is (805) 963-8727.

THE OFFERING

This offering relates to the resale of common stock issuable to the selling stockholders upon conversion of our 8.375% Convertible Notes due 2012 (the “Notes”) issued in April 2007 in a private placement transaction.  In connection with the offering of the Notes, we agreed to file a Registration Statement on Form S-3, of which this prospectus is a part, registering for resale a number of shares of common stock sufficient to allow for full conversion of the notes.  Upon conversion of the Notes, sales may be made pursuant to this prospectus by the selling security holders identified below under the caption, “Selling Stockholders.”  Sales may be made in the manner described under the caption “Plan of Distribution.”  The Company will not receive any proceeds from the sale of securities made under this prospectus.

The Notes were issued in an aggregate principal amount of $18.5 million and are convertible into shares of common stock at an initial conversion price of $18.00 per share of common stock.  If a Note holder wishes to convert a Note into common stock, we may instead elect to pay the Note holder an amount of cash equal to the portion of principal remaining under the Note (or the portion thereof to be converted) and issue a number of shares of common stock equal to the remaining fair market value of the common stock that would have otherwise been issued upon full conversion.  This conversion and payment option is referred to in this prospectus as the “net share issuance.”  For example, if a Note holder wishes to convert $1,000,000 in principal at a time when our stock is trading at $20 per share, we may either:

•	issue 55,555 shares ($1,000,000 divided by the $18 per share conversion price), which shares would have a fair value at that time of $1,111,100 based on the $20 stock price, or

•
elect under the net share issuance to pay the Note holder $1,000,000 in cash and issue 5,555 shares of common stock, which shares would have a fair value at that time of $111,100, also based on the $20 stock price.

Under the terms of the notes, we were prohibited from exercising this net share issuance feature with respect to notes held by our directors and officers until we received stockholder approval of these terms.  In July 2007, we received the requisite stockholder approval at our 2007 Annual Meeting of Stockholders.

If we do not elect to use the net share issuance feature, then upon conversion we will issue a number of shares of common stock that equals the amount of principal being converted, divided by the conversion price of $18.00. The Notes mature on March 31, 2012 and bear interest at the rate of 8.375% per annum, payable quarterly commencing on June 30, 2007.

RISK FACTORS

An investment in our common stock involves a number of risks. Before making an investment decision to purchase our common stock, you should carefully consider all of the risks described below, as well as the other information included in, or incorporated by reference into, this prospectus. Our actual results could differ materially from those anticipated in the forward-looking statements contained in this prospectus as a result of certain factors, including the risks described below and elsewhere in this prospectus and in documents incorporated by reference into this prospectus. The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment.

Control of Big Dog Holdings, Inc. by our majority stockholder, a small public float, and low trading volume of our shares could adversely affect the value of our common stock.

Our Chairman of the Board, Fred Kayne, beneficially owns approximately 57% of our outstanding common stock. In addition, approximately 69% of our shares are beneficially owned by Mr. Kayne and other directors and officers, none of whom have historically traded in the shares on any regular basis.  The foregoing ownership amounts take into account the shares issuable upon the conversion of the outstanding notes issued by Big Dog Holdings, Inc.  As a result, Mr. Kayne, acting either individually or with the current directors and executive officers, will be able to control the election of directors, and to determine the outcome of any other matter submitted to a vote of our stockholders, including a change in control. While our shares are currently listed on the NASDAQ Global Market System, the average daily trading volume, particularly in recent years, has been very low. Due to all the foregoing, and other factors, there has been and we expect there will continue to be significant illiquidity in our shares.

Our business is significantly dependent on customer traffic at shopping malls.

Nearly all of our Big Dogs and TWC stores are located in some form of shopping mall.   As a result, we depend heavily on locating our stores in prominent locations within successful shopping malls in order to generate customer traffic.  Customer traffic at malls in general may, from time to time, decrease as a result of such factors as acts of terrorism or terrorism alerts, economic downturns, adverse weather, war or international conflict, and increases in the cost of travel. Any significant decrease in customer traffic at the shopping malls at which our stores are located may adversely affect our business, results of operation and financial condition.

Our business may be adversely impacted at any time by a significant number of competitors.

The markets for our products are highly competitive.  Our success will be significantly affected by our ability to respond to the actions of current and future competitors, a number of whom are larger and have substantially greater resources than our company.

Risk Factors Relating to Big Dogs

Big Dogs’ sales will be adversely affected if outlet mall traffic continues to decline or if tourism-driven shopping is adversely affected.

Big Dogs stores are largely located in outlet malls.  A majority of these outlet malls are in tourist areas or tourist-serving areas where we expect the customers will be attracted to Big Dogs merchandise. Outlet mall traffic appears to have declined overall in recent years.  We continue to evaluate our current Big Dogs portfolio for potential store closures.  In 2006, we closed 24 underperforming Big Dogs stores and in 2007 to date have closed 13 stores, largely due to declining traffic in the stores and malls. We will continue to evaluate our long-term lease commitments and may close additional stores if considered appropriate. Store closures will reduce sales and may result in additional costs.

Our ability to generate revenues from our Big Dogs stores may be adversely affected by deflationary pricing in the apparel market.

The deflation in recent years of the prevailing pricing of apparel by large mass-market and discount retailers has put substantial pricing and competitive pressure on apparel retailers in general and on our Big Dogs apparel products in particular.  We believe Big Dogs’ long-term competitive position will depend upon our ability to anticipate and respond effectively to changing consumer demands and to offer customers a wide variety of high-quality, fun products at competitive prices.

As a consumer products business, our sales will be adversely affected if Big Dogs is not able to successfully predict or keep up with changes in consumer preferences.

The consumer products industry in general, and the apparel industry in particular, are subject to changing consumer demands and preferences. Although we believe our Big Dogs products historically have not been as significantly affected by fashion trends as other apparel retailers, our products are subject to changing consumer preferences. Big Dogs’ success will depend significantly on our ability to continue to produce popular graphics and products that anticipate, gauge and respond in a timely manner to changing consumer demands and preferences. We also continue to evaluate our introduction of more risqué graphics in the Big Dogs line in recent years, and balance their sales against the risk of offending some customers. In addition, over the years general consumer preferences rise and decline in regard to the type of graphic and logo-oriented merchandise provided by Big Dogs, which may adversely affect our business.  Our ability to anticipate and effectively respond to changing consumer demands and preferences depends in part on our ability to attract and retain key personnel in Big Dogs’ design, merchandising, marketing and other functions. Competition for these personnel is intense, and we cannot be sure that we will be able to attract and retain qualified personnel as needed.

We rely heavily on our ability to enforce and defend our trademarks and other proprietary rights.

Big Dogs uses a number of trademarks, the primary ones of which are registered with the United States Patent and Trademark Office and in a number of foreign countries. While we believe Big Dogs’ trademark rights are strong, in the enforcement of our rights against user whom we see as infringers, it cannot be assured that we will always prevail. In addition we have from time to time been subject to trademark and copyright infringement claims in regard to our graphic designs.  While we have fairly consistently prevailed against such claims, it cannot be assured that we will always prevail in the future.  Even if we do prevail in the defense of a trademark claim, such disputes may be time consuming and expensive.

Risk Factors Relating to TWC

The market for prime mall locations is competitive.

Our ability to open new TWC stores at the rate we desire, and that present the prospects for profitability that we desire, depends upon our ability to obtain leases for store locations in malls and other locations that meet our criteria, including traffic, square footage, co-tenancies, lease economics, demographics, and other factors, and our ability to negotiate terms that meet our financial targets. In addition, we must be able to effectively renew our existing store leases. Failure to secure or maintain prime store locations could have a material adverse effect on our ability to achieve growth and profitability targets.

FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated herein by reference include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Exchange Act. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in these provisions. All statements other than statements of historical fact are “forward-looking statements” for purposes of federal and state securities laws, including statements which are predictive in nature such as the statements regarding the seasonality of business, expected new store openings and integration of acquisition risks contained in Management’s Discussion and Analysis of Financial Condition and Results of Operations in our Form 10-K for the fiscal year ended December 31, 2006, statements which depend upon or refer to future events or conditions, or statements which include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” “hopes,” “assumes,” “may,” and similar expressions. Forward-looking statements by us are based on estimates, projections, beliefs and assumptions of management, are not guarantees of future performance. Forward-looking statements are based upon expectations and projections about future events.  These statements are subject to assumptions, risks and uncertainties about, among other things, our business and economic and market factors, that could cause actual results to differ materially from our historical experience and our present expectations or projections.  Undue reliance should not be placed on forward-looking statements.

The principal factors that could cause our actual performance and future events and actions to differ materially from such forward-looking statements include, but are not limited to, our failure to market products that satisfy rapidly changing consumer preferences; our failure to accurately estimate our operating cash flows and our failure to accurately predict our working capital and capital expenditure needs; our inability to obtain additional financing through bank borrowings or debt or equity financings at all or on terms that are favorable to us; competitive pressures that prevent us from commanding higher prices for our products then other retailers and other factors or conditions described or referenced under the caption “Risk Factors” beginning on page 3 of this prospectus. In addition, we undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of anticipated or unanticipated events or changes to projections over time unless required by federal securities law.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the shares by any of the selling stockholders.

SELLING STOCKHOLDERS

The shares of our common stock being offered by the selling stockholders are issuable upon conversion of the notes.  For additional information regarding the issuance of those notes and their terms, see the brief description of the private placement on the cover page of this prospectus and the more detailed description of the private placement in the documents incorporated by reference into this prospectus. We are registering the shares of common stock in order to permit the selling stockholders to offer the shares for resale from time to time.

The table below lists the selling stockholders and other information regarding the beneficial ownership of the shares of common stock by each of the selling stockholders. The second column lists the number of shares of common stock beneficially owned by each selling stockholder, based on its ownership of the notes as of June 15, 2007, assuming conversion of all notes held by the selling stockholders on that date, without regard to any limitations on conversions or exercise.  The third column lists the shares of common stock being offered by this prospectus by each selling stockholder.  The fourth column assumes the sale of all of the shares offered by the selling stockholders pursuant to this prospectus.  Percentages of shares owned prior to and after this offering are based on a total of 9,444,073 shares issued and outstanding as of June 15, 2007.  As of April 3, 2007 and immediately prior to the closing of the offering of the notes, there were a total of 2,426,174 issued and outstanding shares of common stock held by persons other than the selling stockholders, affiliates of the Company and affiliates of the selling stockholders.

We have registered the shares to permit the selling stockholders and their pledgees, donees, transferees or other successors-in-interest that receive their shares from the selling stockholders as a gift, partnership distribution or other non-sale related transfer after the date of this prospectus to resell the shares. Any of the shares that may be sold under this prospectus may also be issued to the selling stockholders under the net share issuance, as described in this prospectus.

Except as otherwise disclosed in the table below, no selling stockholders has, or within the past three years has had, any positions, office or other material relationship with us. Each of the selling security holders has represented to us that it is not acting as an underwriter in this offering, that it purchased its shares in the ordinary course of business, and at the time of such purchase, it had no agreements or understandings, directly or indirectly, with any person to distribute the securities.

The selling stockholders are not making any representations that the shares covered by this prospectus will be offered for sale. The selling stockholders may from time to time offer and sell pursuant to this prospectus any or all of the shares of common stock being registered. Because the selling stockholders may offer all or some portion of the shares of common stock listed in the table and may sell all, part or none of the shares of common stock listed pursuant to this prospectus or otherwise, no estimate can be given as to the number of shares of common stock that will be held by the selling stockholders upon termination of the offering. See “Plan of Distribution” below.

	Shares Owned Prior to Offering		Shares Offered Pursuant to this Prospectus (†)	Shares Owned After Offering
Name of Selling Stockholder	Number(††)	Percent	Number	Number	Percent

The Kayne Foundation (1)	138,889	1.5%	138,889	-	*

Kayne Anderson Capital Income Partners (QP), LP (2)	216,667	2.3%	216,667	-	*
Cotsen Family Foundation (3)	277,778	2.9%	277,778	-	*
Blackwell Partners LLC (4)	73,611	*	73,611	-	*
Brightleaf Partners LP (5)	37,500	*	37,500	-	*
Robert H. Schnell (6)	317,897	3.4%	55,556	262,341	2.8%
Michael Grenley (7)	74,000	*	50,000	24,000	*
Anthony J. Wall (8)	219,494	2.3%	27,778	191,716	2.3%
David Wolf (9)	27,778	*	27,778	-	*
Roberta J. Morris (10)	128,404	1.4%	20,000	108,404	1.1%
Lee Cox (11)	121,184	1.2%	20,000	101,184	1.0%
Douglas Nilsen (12)	155,832	1.6%	11,111	144,721	1.5%
Susan Minier (13)	10,000	*	10,000	-	*
Robert P. Abate, Trustee, Robert P. Abate Rev Trust ua 8/29/95	11,111	*	11,111	-	*
RBC Dain Rauscher Cust for C. Eric Warden SEP IRA	27,777	*	27,777	-	*
Gary Lieberthal, Trustee, The Lieberthal Trust dtd 3/23/99	8,333	*	8,333	-	*
Joel Reims and Kathleen Ann Reims, TTEES Reims Family Trust dtd 11/22/91	14,488	*	13,888	600	*

Total	1,860,743	19.7%	1,027,777	832,966	8.7%

†
Represents shares issuable upon conversion of the Notes.  Any of the shares registered for sale hereunder may be issued to the selling stockholders in the event that we elect to make a net share issuance as is permitted under the notes and described in this prospectus.

††
Unless otherwise indicated, each person has sole and dispositive voting power with respect to the shares shown.  Shares subject to options exercisable on or within 60 days of June 15, 2007 are deemed to be outstanding and beneficially owned by the person holding such options for the purpose of computing the percentage ownership of such person, and of the selling stockholders as a group, but are not treated as outstanding for the purpose of computing the beneficial ownership of any other person.

*	Indicates less than 1%
(1)
Richard A. Kayne, in his capacity as Vice President, has discretionary authority to vote and dispose of the shares held by The Kayne Foundation. The Kayne Foundation is not an affiliate of Fred Kayne, the Company’s Chairman of the Board.

(2)
Richard A. Kayne, in his capacity as Chief Executive Officer of Kayne Anderson Capital Advisors, LP, (“KACA”) the general partner of Kayne Anderson Capital Income Partners (QP), LP (“KACIP”), is deemed to have discretionary authority to vote and dispose of the shares held by KACIP.  KACA received a fee of $400,000 in connection with the offering.  KACA and certain affiliated entities are selling stockholders under this prospectus, but are not affiliated with the Company.

(3)
Lloyd E. Cotsen, in his capacities as President and Chairman of the Board, has discretionary authority to vote the shares held by Cotsen Family Foundation.  KACA, by virtue of its management contract with the Foundation, may be deemed to have discretionary authority to dispose of the shares held by Cotsen Family Foundation.  Richard Kayne is the controlling owner of KACA.

(4)
John J. Pinto and Evan L. Jones, in their capacities as Managing Partners of Brightleaf Capital LLC, Investment Manager to Blackwell Partners LLC have discretionary authority to vote and dispose of the shares held by Blackwell Partners LLC.

(5)
John J. Pinto and Evan L. Jones, in their capacities as Managing Partners of Brightleaf Capital LLC, general partner of Brightleaf Partners LP , have discretionary authority to vote and dispose of the shares held by Brightleaf Partners LP.

(6)	Includes 55,000 shares of common stock issuable upon exercise of stock options. Robert Schnell served on the board of directors of Big Dog Holdings, Inc. from 1997 to 2006.
(7)	Includes 12,000 shares of common stock issuable upon exercise of stock options. Michael Grenley is the Senior Vice President of Merchandising for Big Dog Holdings, Inc.
(8)
Includes 170,500 shares of common stock issuable upon exercise of stock options.  Anthony Wall is the Executive Vice President of Business Affairs, Secretary and General Counsel for Big Dog Holdings, Inc.

(9)	David Wolf is the Senior Vice President of Sales and Marketing for Big Dog Holdings, Inc.
(10)	Roberta Morris is the Chief Financial Officer and Treasurer for Big Dog Holdings, Inc.
(11)	Lee Cox is the Senior Vice President of Retail Operations for Big Dog Holdings, Inc.
(12)	Douglas Nilsen is the Executive Vice President of Merchandising for Big Dog Holdings, Inc.
(13)	Susan Minier is Senior Vice President—Product Development for Big Dog Holdings, Inc.

PLAN OF DISTRIBUTION

The shares of our common stock covered by the registration statement, of which this prospectus is a part, are being offered on behalf of the selling stockholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest disposing of shares of our common stock or interests therein received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer. We will not receive any proceeds from the sale of shares of our common stock under this prospectus. The shares of our common stock or interests therein may be sold from time to time by the selling stockholders directly to one or more purchasers (including pledgees) or through brokers, dealers or underwriters who may act solely as agents or who may acquire shares as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. The shares of our common stock may be sold by one or more of, or a combination of, the following methods, to the extent permitted by applicable law:

•
a block trade in which the selling stockholder’s broker or dealer will attempt to sell the shares as agent, but may position and resell all or a portion of the block as a principal to facilitate the transaction;

•	a broker or dealer may purchase the common stock as a principal and then resell the common stock for its own account pursuant to this prospectus;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	privately negotiated transactions;

•	by pledge to secure debts or other obligations;

•	put or call transactions;

•	to cover hedging transactions;

•	underwritten offerings; or

•	any other legally available means.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. If the plan of distribution involves an arrangement with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, the supplement will disclose:

•	the name of the selling stockholder and of the participating broker-dealer(s);

•	the number of shares involved;

•	the price at which the shares were sold;

•	the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable;

•	that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and

•	other facts material to the transaction.

In effecting sales, broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in the resales.

The selling stockholders may enter into hedging transactions with broker-dealers in connection with distributions of the shares or otherwise. In these transactions, broker-dealers may engage in short sales of the shares in the course of hedging the positions they assume with the selling stockholders.  The selling stockholders may also sell shares short and redeliver the shares to close out such short positions. The selling stockholders may enter into options or other transactions with broker-dealers that require the delivery to the broker-dealer of the shares. The broker-dealer may then resell or otherwise transfer such shares pursuant to this prospectus. The selling stockholders also may loan or pledge the shares to a broker-dealer. The broker-dealer may sell the shares so loaned, or upon default, the broker-dealer may sell the pledged shares pursuant to this prospectus.

Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from the selling stockholder. Broker-dealers or agents may also receive compensation from the purchasers of the shares for whom they act as agents or to whom they sell as principal, or both. Compensation as to a particular broker-dealer might be in excess of customary commissions and will be in amounts to be negotiated in connection with the sale. Broker-dealers or agents and any other participating broker-dealers or the selling stockholders may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act of 1933 (the “Securities Act”) in connection with sales of the shares. Accordingly, any such commission, discount or concession received by them and any profit on the resale of the shares purchased by them may be deemed to be underwriting discounts or concessions under the Securities Act.

The selling stockholders and any broker-dealers, agents or underwriters that participate with the selling stockholders in the distribution of the issued and outstanding shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act, in which event any commissions received by these broker-dealers, agents or underwriters and any profits realized by the selling stockholders on the resales of the securities may be deemed to be underwriting commissions or discounts under the Securities Act.  If the selling stockholders are deemed to be underwriters, the selling stockholders may be subject to certain statutory and regulatory liabilities, including liabilities imposed pursuant to Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Securities Exchange Act of 1934. In addition, because the selling stockholders may be deemed an “underwriter” within the meaning of Section 2(11) of the Securities Act, the selling stockholders may be subject to the prospectus delivery requirements of the Securities Act.

Any shares covered by the registration statement, of which this prospectus is a part, that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus. The shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

We will bear all costs, expenses and fees in connection with the registration of the shares, including registration and filing fees, printing and duplication expenses, administrative expenses, legal fees and accounting fees. If the shares are sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts, underwriting commissions and agent commissions. The selling stockholders may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.  We have agreed to indemnify the selling stockholders against specified liabilities, including specified liabilities under the Securities Act, and such selling stockholders agreed to indemnify us against certain liabilities, including liabilities under the Securities Act. The selling stockholders may sell all, some or none of the shares offered by this prospectus or interests therein.

LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon for us by Goodwin Procter LLP, San Diego, California.

EXPERTS

The consolidated financial statements of Big Dog Holdings, Inc. appearing in Big Dog Holdings, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2006 have been audited by Singer Lewak Greenbaum & Goldstein LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” in this prospectus information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC, prior to the termination of this offering, and which is incorporated by reference will automatically update and supersede information contained in this prospectus or in documents filed earlier with the SEC. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act. However, we are not incorporating, in each case, any documents or information deemed to have been furnished and not filed in accordance with SEC rules.

•	Our Annual Report on Form 10-K for the year ended December 31, 2006, filed on April 2, 2007, as amended on April 30, 2007;

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2007, filed on May 14, 2007;

•	Our Current Reports on Form 8-K filed on January 31, 2007, April 9, 2007 and May 8, 2007; and

•	The description of our common stock contained in our Registration Statement on Form 8-A filed with the SEC on August 7, 1997.

You may request a copy of these filings, at no cost, by directing a written or oral request to us at Big Dog Holdings, Inc., 121 Gray Avenue, Santa Barbara, California 93101 or by telephone at (805) 963-8727.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-3 with the SEC relating to the common stock offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement. You should refer to the registration statement and its exhibits for additional information. In addition, we file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy materials that we have filed with the SEC at the SEC’s public reference room located at 100 F Street N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings also are available to the public on the SEC’s website at www.sec.gov.

BIG DOG HOLDINGS, INC.

1,027,777 Shares

Common Stock

Prospectus

August 8, 2007

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses Of Issuance And Distribution.

The following table sets forth the estimated expenses (other than underwriter discounts and commissions) to be incurred by us in connection with the distribution of the securities being registered hereby. All of the amounts shown are estimates except the Securities and Exchange Commission registration fee.

SEC registration fee	$528
Printing and engraving expenses	5,000
Legal fees and expenses	25,000
Accounting fees and expenses	10,000
Miscellaneous	0
Total	$40,528

Item 15. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he or she was or is a party or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his or her conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances. Article 5 of our Amended and Restated Bylaws, provides that we shall indemnify our directors, and officers to the fullest extent permitted by Section 145 of the Delaware General Corporation Law.

Section 102(b)(7) of the Delaware General Corporation Law provides that a corporation may eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provisions shall not eliminate or limit the liability of a director (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the Delaware General Corporation Law, or (4) for any transaction from which the director derived an improper personal benefit. Article Tenth of our Amended and Restated Certificate of Incorporation, eliminates the personal liability of our directors to the fullest extent permitted by Section 102(b)(7) of the Delaware General Corporation Law.

As permitted under Section 145(g) of the Delaware General Corporation Law, we have obtained directors and officers liability insurance that provides insurance coverage for certain liabilities which may be incurred by our directors and officers in their capacity as such.

Item 16. Exhibits.

Exhibit No.	Description

2.1	Second Amended Plan of Reorganization of Shoes Liquidation Co. (formerly The Walking Company) and Alan’s Shoes, Inc., confirmed on March 2, 2004. (1)

2.2
Order of the United States Bankruptcy Court for the Central District of California confirming the Second Amended Plan of Reorganization of Shoes Liquidation Co. (formerly The Walking Company) and Alan’s Shoes, Inc., entered on March 2, 2004.(1)

2.3	Asset Purchase Agreement, dated May 20, 2005, by and among The Walking Company, as buyer, Bianca of Nevada, Inc., a Nevada corporation, as seller, and Sal Palermo, as shareholder. (2)

2.4	Asset Purchase Agreement, dated January 31, 2006, by and among The Walking Company, as buyer, and Steve’s Shoes, Inc., Debtor in Possession, as seller. (3)

3.1	Amended and Restated Certificate of Incorporation (4)

3.1A	Certificate of Correction (5)

3.2	Amended and Reinstated Bylaws (5)

4.1	Reference is hereby made to Exhibits 3.1, 3.1A, and 3.2

4.2	Specimen Stock Certificate (4)

4.3	Form of Convertible Note Purchase Agreement (6)

4.4	Form of 8.375% Convertible Note Due 2012 (6)

5.1	Opinion of Goodwin Procter LLP *

23.1	Consent of Independent Registered Public Accounting Firm

23.2	Consent of Goodwin Procter LLP *

24.1	Power of Attorney *

*	Previously filed

(1)
Incorporated by reference from the Company’s Current Report on Form 8-K filed as of March 3, 2004. The exhibits and schedules to the Plan have been omitted from this filing pursuant to Item 601(b)(2) of Regulation S-K. Big Dog Holdings, Inc. will furnish copies of any of such exhibits and schedules to the Securities and Exchange Commission upon request.

(2)	Incorporated by reference from the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2005.

(3)	Incorporated by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2005.

(4)	Incorporated by reference from the Company’s S−1 Registration Statement (No. 333−33027) as amended, which became effective September 25, 1997.

(5)	Incorporated by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 1997.

(6)	Incorporated by reference from the Company’s Current Report on Form 8-K filed on April 9, 2007.

Item 17. Undertakings.

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

 (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from the registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Barbara, State of California, on August 8, 2007.

BIG DOG HOLDINGS, INC.

By: /s/ Andrew D. Feshbach
Name: Andrew D. Feshbach
Title: Chief Executive Officer and President

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to Registration Statement on Form S-3 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Andrew D. Feshbach Andrew D. Feshbach	Chief Executive Officer, President and Director (Principal Executive Officer)	August 8, 2007

/s/ Roberta J. Morris Roberta J. Morris	Chief Financial Officer, Treasurer and Assistant Secretary (Principal Financial and Accounting Officer)	August 8, 2007

* Fred Kayne	Director	August 8, 2007

* Skip R. Coomber, III	Director	August 8, 2007

* Steven C. Good	Director	August 8, 2007

* David J. Walsh	Director	August 8, 2007

*By: /s/ Andrew D. Feshbach
            Attorney In Fact

S - 1

EXHIBIT INDEX

Exhibit No.	Description
2.1	Second Amended Plan of Reorganization of Shoes Liquidation Co. (formerly The Walking Company) and Alan’s Shoes, Inc., confirmed on March 2, 2004. (1)

2.2
Order of the United States Bankruptcy Court for the Central District of California confirming the Second Amended Plan of Reorganization of Shoes Liquidation Co. (formerly The Walking Company) and Alan’s Shoes, Inc., entered on March 2, 2004.(1)

2.3	Asset Purchase Agreement, dated May 20, 2005, by and among The Walking Company, as buyer, Bianca of Nevada, Inc., a Nevada corporation, as seller, and Sal Palermo, as shareholder. (2)

2.4	Asset Purchase Agreement, dated January 31, 2006, by and among The Walking Company, as buyer, and Steve’s Shoes, Inc., Debtor in Possession, as seller. (3)

3.1	Amended and Restated Certificate of Incorporation (4)

3.1A	Certificate of Correction (5)

3.2	Amended and Reinstated Bylaws (5)

4.1	Reference is hereby made to Exhibits 3.1, 3.1A, and 3.2

4.2	Specimen Stock Certificate (4)

4.3	Form of Convertible Note Purchase Agreement (6)

4.4	Form of 8.375% Convertible Note Due 2012 (6)

5.1	Opinion of Goodwin Procter LLP *

23.1	Consent of Independent Registered Public Accounting Firm

23.2	Consent of Goodwin Procter LLP *

24.1	Power of Attorney *

*	Previously filed

(1)
Incorporated by reference from the Company’s Current Report on Form 8-K filed as of March 3, 2004. The exhibits and schedules to the Plan have been omitted from this filing pursuant to Item 601(b)(2) of Regulation S-K. Big Dog Holdings, Inc. will furnish copies of any of such exhibits and schedules to the Securities and Exchange Commission upon request.

(2)	Incorporated by reference from the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2005.

(3)	Incorporated by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2005.

(4)	Incorporated by reference from the Company’s S-1 Registration Statement (No. 333−33027) as amended , which became effective September 25, 1997.

(5)	Incorporated by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 1997.

(6)	Incorporated by reference from the Company’s Current Report on Form 8-K filed on April 9, 2007.